Exhibit 10.33

Incentive-Based Compensation Recovery (“Clawback”) Policy

The Board of Directors (the “Board”) of C. R. Bard, Inc. (the “Company”) has approved and adopted the following policy to define the terms pursuant to which the Company may recover incentive-based compensation from certain executives under the circumstances outlined below.

With respect to any annual or long-term incentive or equity compensation, including but not limited to stock options, restricted stock, restricted stock units, and performance shares (“Incentive-Based Compensation”) granted or paid on or after January 1, 2013 (the “Effective Date”), the Company shall have the right to recover all or any portion of the value of such Incentive-Based Compensation in the event that the Company is required to prepare a restatement of its financial statements, as further discussed below.

This policy shall apply to each Named Executive Officer (as such term is defined in Item 402(a)(3) of SEC Regulation S-K) who is employed by the Company on or after the Effective Date (each, a “Covered Person”).

Covered Persons shall be required to repay to the Company and/or to forfeit Incentive-Based Compensation, where:

•

The payment, grant or vesting of the Incentive-Based Compensation was based on the achievement of financial results by the Company that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under applicable securities laws (other than to comply with changes to applicable accounting principles), as determined by the Board, regardless of whether misconduct was the cause of the restatement; and

•	The amount of the compensation received by the Covered Person was in excess of what would have been paid to such person under the accounting restatement.

The amount of repayment and/or forfeiture shall equal the amount of Incentive-Based Compensation that exceeds the amount which would have been paid to such Covered Person if the financial statements had been originally filed in their restated form less applicable taxes paid or payable by the Covered Person on such Incentive-Based Compensation, as determined by the Board. In no event, however, shall any Incentive-Based Compensation be subject to repayment or forfeiture under this policy more than three years after it has been paid or become vested, as applicable.

The Board shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation, in each case in the amount up to the excess described above, if any, to be repaid or forfeited by the Covered Person. Such actions may include, to the extent permitted by law:

•	Requiring the Covered Person to repay some or all of any bonus or other incentive compensation paid;

•	Requiring the Covered Person to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	Cancelling some or all of the Covered Person’s restricted stock units, restricted stock, preferred shares, and/or outstanding stock options;

•	Adjusting the Covered Person’s future compensation; or

•	Terminating or initiating legal action against the Covered Person.

All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders, employees and former employees.

Beginning on the Effective Date, each award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted to a Covered Person shall include a provision incorporating the requirements of this policy. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy that may be available to the Company.

As soon as practicable following the release of final rules regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company intends to review its policies and plans and, if necessary, amend them to comply with any new mandates.